Exhibit 10.6

Services Agreement No. 1429999/2

October 7, 2014	City of Moscow

HeadHunter Limited Liability Company, hereinafter the “Contractor”, represented by Mr. Mikhail Alexandrovich Zhukov, its Managing Director, acting on the basis of Power of Attorney dated July 12, 2012, hereby offers any legal entity, any individual acting as unincorporated entrepreneur, or any individual employer, hereinafter the “Customer”, its services in accordance with the list and the prices thereof as published on the website: http://www.hh.ru, with the manner of their provision and the payment procedure as set forth in this offer agreement (hereinafter, the “Agreement”).

In accordance with Art. 438 of the Civil Code of the Russian Federation (Russian Civil Code), the unconditional acceptance of the terms hereof shall be in form of a payment made by the Customer towards the Services, and the receipt of the relevant financial instrument evidencing such payment by the Contractor.

1.                Subject of the Agreement

1.1.            The Contractor undertakes to provide to the Customer information, consultancy, advertising and other services as specified in the Contractor’s Tariffs and its Terms of Services (hereinafter, the “Services”), and the Customer undertakes to pay for the Services. The name, the content, the price, and the availability time of specific Services shall be determined by the Parties in Purchase Orders and / or upon their Activation on the Website. The Services may be made available through information systems run on the Contractor’s web domain http://www.hh.ru, and other Contractor’s web domains (hereinafter, “Websites”).

2.                General Terms and Procedure of the Services

2.1.            In order to receive the Services hereunder the Customer must first get registered on the Website. Following the registration, the Customer shall deliver to the Contractor its login and password to access the Website and receive the Services (hereinafter, the “Profile”) by e-mail. The Customer may create and delete Profiles for its employees, however the Customer shall be held liable for the actions of such employees, as if these were its own.

2.2.            In order to receive specific Services, the Parties shall approve their names, contents, prices and availability time in a Purchase Order (Option 1), or the Customer may, subject to the existing functionality, independently Activate the required Services on the Website, which shall mean the approval by the Parties of the name, the contents, the price, and the availability time of the Services (Option 2). Upon the Customer’s request, the Purchase Order may be executed in writing, with both Parties signing the form of the same, whereupon such Purchase Order shall become an integral part hereof. Any Purchase Order executed electronically through the Website shall be deemed approved by the Parties upon the Activation by the Customer of all or part of the Services comprising such Purchase Order (however, the Activation of only part of the Services comprising such Purchase Order shall mean the approval of the Purchase Order to the extent of the Activated Services only), and any Purchase Order executed by the Parties in writing shall be deemed approved by the Parties after it has been signed by both of them.

2.3.            In order to start using the Website, the Customer shall enter its Profile data (type in its login and password on the authorization page). Before any Services approved by the Parties are provided on the Website, the Customer must Activate them. If the amount standing to the credit of the Customer’s User Account on the Website is more or equal to the aggregate price of the Services selected for the Activation, the Customer may Activate such Services. If the amount standing to the credit of the Customer’s User Account on the Website is less than the aggregate price of the Services selected, the Customer may select other services or pay the required amount into its User Account on the Website. The Terms of Services may provide for other methods of Activation for a particular Service. Any Services provided other than through the Website, may be Activated only subject to the existing functionality.

2.4.            The procedure and the availability time of such types of Services shall be determined in a Purchase Order and / or in the Terms of Services. The Parties shall confirm the provision of the Services by executing a Service Completion Certificate. Certificates shall be issued by the Contractor in the manner set forth in the Terms of Services for this particular Service, together with VAT-invoices. A Service Completion Certificate shall be signed by the Customer within five (5) business days upon its delivery. If no objections have been raised by the Customer against a Service Completion Certificate within five (5) business days upon its delivery, it shall be deemed signed by the Customer, and the Services thereunder shall be deemed accepted. The date of delivery for the purpose of this Agreement shall be the date the communication has been delivered by hand to the addressee against a receipt (in case of a courier delivery), or the date the communication sent by registered mail has been delivered by the postal service to the addressee, or the date the communication sent by registered mail has been stamped by the postal service to mark the addressee’s absence at (departure from) the specified address (in case of a postal registered delivery).

2.5.            Upon the Customer’s registration on the Website, or subsequently, the Customer may at its own choice, or by virtue of the information provided with respect to it in accordance with clause 4.1(c) hereof, or the information obtained by the Contractor independently, including from public / generally available sources, be assigned a particular Registration Type determined in accordance with the Terms of Services. Depending on the Registration Type, certain restrictions may apply to the Customer as regards to the terms of the Services provided by the Contractor, to be determined in accordance with the Terms of Services. The Customer’s Registration Type is specified on its dedicated and secured pages of the Website.

3.                Rights and Obligations of the Contractor

3.1.            The Contractor undertakes: (a) to register the Customer on the Website and make its Profile available to it; (b) provide to the Customer the services approved in the manner specified in clause 2.2 hereof, in accordance with the Tariffs, the terms hereof, and the Terms of Services with respect to the relevant Services; (c) if the Customer files a claim stating that the Service has not been provided because the Website has been inoperative (in case of the Services provided through the Website) for more than four (4) hours during any business day from 9 am to 7 pm Customer’s local time, the Contractor undertakes to increase the availability period of the Service by 24 hours.

3.2.            The Contractor may: (a) publish information on the Customer provided by it in accordance with clause 4.1(c) hereof, on its Websites; (b) deny any Services to the Customer, or suspend them, should the Customer fail to provide its information to the Contractor in accordance with clause 4.1(c) hereof; (c) unilaterally and in its discretion amend the Tariffs, the Terms of Services, the Website Terms of Use, having notified the Customer thereof by posting the relevant information on the Website, and publishing the new version of the document, or by sending the same to the Customer by e-mail fourteen (14) calendar days before the effective date of the amendments. In case of the amendments made to the Tariffs and / or the Terms of Services, the Services approved by the Parties before the effective date of such amendments shall be provided pursuant to the Tariffs and the Terms of Services in effect as of the approval date of such Services, which shall be determined in accordance with clause 2.2 hereof; (d) suspend the operation of the Websites for a scheduled maintenance, preferably during the night-time or on weekends to the extent practicable; (e) refund the balance on the Customer’s User Account without first notifying the Customer, if the Customer has not received any of the Contractor’s services for the last six (6) months through its own election; (f) monitor the way the Customer uses the Websites during the validity term hereof; (g) determine the Customer’s Registration Type in accordance with the terms and in the manner as specified in the Terms of Services; (h) the Contractor may in case of Option 1 used to approve the scope of the Services pursuant to clause 2.2 hereof, define and change in its own discretion the manner of payment for its Services, including set forth herein, which shall be reflected in the Purchase Order as agreed with the Customer; (i) if the Agreement is terminated, or the Services are suspended, the Contractor may at any time without notifying the Customer or obtaining its approval, delete the Customer’s registration (including pages containing the description of the Customer’s company) from the Website, including the Customer’s Profile.

3.3.            In case of doubts as to the validity of the way the Customer’s employees have been using the Website, the Contractor may at any time at its discretion and without notice delete, block, or enforce any changes in such employees’ Profiles.

3.4.            Upon becoming aware of the third parties’ using the Profile of any of the Customer’s employees, the Contractor may at any time at its discretion and without notice delete, block, or enforce any changes in employees’ Profiles.

4.                Rights and Obligations of the Customer

4.1.            The Customer shall: (a) not pass its Profile to anyone; (b) not use third parties’ Profiles; (c) unless otherwise provided in the Terms of Services, upon registration on the Website and before the commencement of the Services, furnish to the Contractor the following information: the name of the Customer’s company, the period of the Customer’s operation in the market, and a brief description of such operations (the Customer may not publish any offers of employment and advertising as part of such information); (d) comply with the Website Terms of Use when using any Website; (e) resolve any issues connected with the use of intellectual property rights, including rights to means of identification of legal entities, goods, services that comprise any materials delivered to the Contractor for publication, and / or published by the Customer itself, internally and for its own account; f) resolve any third party demands, claims and / or suits, including by rightholders, against the Contractor internally, and indemnify any losses that the Contractor may incur in connection therewith.

4.2.            The Customer must upon the Contractor’s request change its passwords, otherwise the Contractor may enforce such changes itself.

4.3.            The Customer shall three (3) days before the termination of any of its employees’ authorities to use the Contractor’s Website (the Website’s services), duly notify the Contractor thereof and delete the entire Profile of such employee, otherwise the Customer will lose the ability to assert its lack of liability (as well as lack of fault) for the actions of its employees citing their lapsed authority (termination of any legal relationship between the Customer and the employee).

4.4.            Should the Customer violate any of the terms set forth in clauses 4.1, 4.3, 8.1 hereof, or the Website Terms of Use, the Contractor shall deliver to the Customer a notice specifying the violations, and may on the day of such notice suspend the Customer’s use of the Services until such violations are cured, or the Contractor may, in its own discretion, repudiate the Agreement without invoking court proceedings, (terminate the Agreement), disable the Customer’s Profile, charge a fine from the Customer for the value of the remaining Activated Services, and refund the balance of the Customer’s User Account as at the termination date hereof (moreover, the Agreement shall be deemed terminated the day following the date of the relevant notice). If such violations have caused any damage to third parties, the liability for such damage shall be borne solely by the Customer.

4.5.            The Customer may pay an advance into its User Account for any amount towards any of the Services hereunder.

4.6.            Upon creating a Profile, the Customer shall indicate the real and full names, titles, and e-mails (the prefix of which shall clearly indicate to the Contractor that the Customer is entitled to use such address) of its employees, otherwise the Contractor may deny the creation of the Profile, or block, or delete the same at any time.

5.                Price and Payment Procedure

5.1.            The price of the Services shall be determined on the basis of the Contractor’s Tariffs. The obligation to pay for the Contractor’s Services shall be deemed discharged after its operating account has been credited with the money. The Services shall be paid for on the basis of the Contractor’s invoice issued for a 100% advance which shall be remitted to the Contractor’s operating account and thereafter transferred by the Contractor to the Customer’s User Account within one (1) business day after the Contractor’s account has been credited with the money. The price of the Services provided to the Customer shall be specified in the relevant Service Completion Certificates. The Contractor shall keep a record of cash flows and settlements between the Parties (hereinafter, the “User Account”), and make the information on the User Account available to the Customer on the Website.

5.2.            If the Customer is an individual, for the purpose of discharging his / her payment obligations hereunder, in addition to the method specified in clause 5.1 hereof, the Customer may use credit / debit card Visa, Visa Electron, EuroCard/MasterCard, Diners Club, JCB, STВ, and other cards, or methods specified on the Website, to pay for the Services. The Customer may in its own discretion choose and employ any method of payment for Services, without imposing any liability on the Contractor. Security, confidentiality, as well as other terms underlying the payment methods selected by the Customer are beyond this Agreement and shall be regulated by the arrangements (agreements) between the Customer and the relevant entities.

5.3.            The Customer shall reference the Contractor’s invoice number underlying the payment in its payment orders. Should the Contractor’s invoice number be fully or partially absent from the payment order, the Contractor may deem that that the Customer has not duly discharged its payment obligation (i.e. the payment has not been made), or identify the payment independently and book it in its records. If any payment is made on behalf of the Customer by any third party authorized by it, the Customer undertakes to ensure that such authorized person shall specify in the details of the payment order that it has made the same on behalf of the Customer, and indicate the Customer’s name, that it holds the required authority to make the payment, and shall specify full and true information with respect to itself and the Customer.

6.                Contractor’s Limited Warranty

6.1.            The Contractor shall not warrant, that: (a) the Websites’ software is free from bugs and/or computer viruses, or foreign code fragments. The Contractor gives the Customer an opportunity to use the Websites’ software “as is”, without any warranties from the part of the Contractor; (b) the information provided by the Contractor on individual candidates for employment is true and complete, or the candidate in question is suitable to be employed at the vacancy offered by the Customer or the entities serviced by the Customer on the basis of the agreements entered into with them (hereinafter, the Customer’s Clients). The Contractor shall not be held liable for any losses suffered by the Customer as a result of false information supplied by the candidate, or any actions (omissions) from the part of the candidate.

6.2.            The Contractor shall not be held liable for failure to perform or properly perform its obligations hereunder, as well as for any possible damage arising as a result of: (a) any wrongdoings from the part of Internet users seeking to breach the information security or due operation of the Websites; (b) Websites’ failed operation caused by code errors, computer viruses and other foreign code fragments in the Websites’ software; (c) absent (failed, terminated) Internet connection between the Customer’s server and the Website’s server; (d) any actions made by government and municipal authorities, as well as other entities, as part of the efforts required by the LESS (Law Enforcement Support System); (e) regulatory actions taken by the government (or other bodies) with respect to online operations of commercial entities, and / or one-off restrictions established by the said bodies that render the performance hereunder difficult or impossible; (f) other situations connected with the actions (omissions) of Internet users and / or other actors seeking to worsen the overall situation with the Internet usage and/or computer equipment that existed at the time the Agreement was entered into.

6.3.            Due to technical features of the Website, the Contractor undertakes to make the Website(s) fully available only to one of the Contractor’s employees.

7.                Information Confidentiality

7.1.            The parties deem the Customer’s Profile and its Personal Data specified in Section 8 hereof to constitute Confidential Information. The Customer and the Contractor undertake not to pass Confidential Information to third parties.

7.2.            Each Party undertakes to inform the other Party of any cases of unauthorized disclosure of the Customer’s Profile. Should the Contractor have any suspicions of a possible disclosure of the Customer’s Profile, it may request that the Customer provide the identity of the persons to whom it has made the Profile available. If the grounds for such Customer’s persons to use the Website have lapsed due to the expiration of a power of attorney, or termination of the employment, or for other reasons, the Contractor may delete such persons’ Profiles without seeking the approval from the Customer. After the fact of the Profile’s disclosure has been established, the Contractor may unilaterally with subsequent notification of the Customer, change the Customer’s Profile to prevent its further unauthorized distribution or use.

7.3.            Should the Contractor establish that the Customer has disclosed the Profile, the Contractor may (but is not obliged) to demand a penalty from the Customer for the value of the Services received by the third party(parties), who have availed of the Customer’s Profile. Such penalty shall be paid by the Customer within five (5) banking days after the relevant Contractor’s invoice has been issued. The Contractor shall not be held liable for any losses suffered by the Customer as a result of the disclosure of the Customer’s Confidential Information having occurred other than through the Contractor’s fault.

8.                Personal Data Protection

8.1.            If the Customer receives Personal Data of any individuals from the Contractor in accordance hereunder, the Customer undertakes to use such Personal Data strictly in compliance with Federal Law No. 152-FZ dated July 27, 2006, On Personal Data, including: (a) use the Personal Data only with the view to employing the individuals, whose Personal Data have been obtained by the Customer, from the Customer, or from the Customer’s Clients; (b) not to pass Personal Data to third parties, to the exception of the Customer’s Clients; (c) not to disclose the fact that the Personal Data of any individual has been placed on the Contractor’s Website(s), and that this has been obtained by the Customer from the Contractor, (d) on keeping the copies of the Personal Data received on paper or electronically, observe the provisions of Federal Law No. 152-FZ dated July 27, 2006, On Personal Data, assuming all the obligations of the Operator for the purposes thereof; (e) not to offer to the individuals, whose Personal Data has been placed on the Contractor’s Website(s), to place the same on the Customer’s or other third parties’ websites or their databases; (f) the liability for any damage caused to individuals as a result of the Customer’s failure to comply with Federal Law No. 152-FZ dated July 27, 2006, On Personal Data with respect to their Personal Data, shall be borne solely by the Customer.

9.                Force Majeure

9.1.            Neither Party shall be liable for failure to perform or fully perform any of its obligations, if such failure has been brought about by such circumstances, as a flood, a fire, an earthquake, other natural disasters, a war or military actions, and other force majeure events arising after the conclusion of this Agreement. If any force majeure event continues for more than three (3) months, any Party may unilaterally repudiate this Agreement (terminate the same).

10.              Dispute Resolution

10.1.          If any dispute is unable to be resolved between the Parties through negotiations, it shall be resolved in the Moscow Commercial Court.

11.              Revoking the Offer

11.1.          The Contractor may revoke this offer within three (3) calendar days upon its acceptance, without any cause. This offer shall be revoked by refunding the money paid by the Customer to the Contractor to evidence the acceptance hereof. No interest shall accrue or be paid over the Customer’s money while it is being held by the Contractor.

11.2.            The Agreement constitutes an offer in accordance with Art. 435 of the Russian Civil Code, and by virtue thereof the Contractor may revoke the Agreement as an offer in accordance with Art. 436 of the Russian Civil Code. If the offer is revoked by the Contractor during the validity term hereof, the Services which had been Activated before the offer was revoked shall continue to be provided until their full completion, while the money remaining on the Customer’s User Account shall be refunded on the basis of the original letters requesting such refund, and the Agreement shall be deemed terminated upon such revocation. The revocation shall be effected by placing the relevant information on the Website.

12.              Agreement Effectiveness and Validity Term

12.1.          The Agreement shall become effective upon the acceptance of this offer.

12.2.          The Agreement shall be concluded for an indefinite period of time and may be terminated by any Party at any time, with the notice of termination to be sent to the other Party ten (10) calendar days before such termination. If the Agreement is terminated by the Customer, the Contractor shall in accordance with Art. 782(1) of the Russian Civil Code refund the money to the Customer paid by it hereunder, less the price of the Services actually provided as of the termination date hereof.

13.              Customer’s Representations

13.1.          The Customer has reviewed and has accepted: (a) the Terms of Services published online at: http://www.hh.ru/conditions; (b) the Tariffs published online at: http://www.hh.ru/price-list; (c) the Website Terms of Use published online at: https://hh.ru/terms.

13.2.          The Customer undertakes to regularly check the Website for any amendments made to the Terms of Services, the Tariffs, and the Website Terms of Use; and the Customer may not cite its being unaware of any of such amendments.

13.3.          The Customer agrees that it may not justify its failure to duly discharge its obligations hereunder, or assert its inability to receive the Services from the Contractor, or forgo on the Contractor’s Services by citing lack of its agreement with the Terms of Use, the Tariffs, or the Website Terms of Use due to the fact that these have not been executed in writing, signed and stamped by the Parties.

13.4.          The Customer agrees and acknowledges that the conclusion of the Agreement by accepting the offer shall mean termination of any other agreements previously concluded by the acceptance of the Contractor’s offer with respect to all obligations, except for the Contractor’s obligation to provide the Services Activated by the Customer as of the time this offer has been accepted. The Services Activated by the Customer under such agreements (offers) shall be provided until their full completion, and the money remaining on the Customer’s User Account under such agreements shall be refunded on the basis of the original letters requesting such refund.

13.5.          The Customer shall irrevocably agree and acknowledge that the fact of the provision by the Contractor of any of the Services, which are offered through the Contractor’s Website(s), shall be fully and validly confirmed by the statistical data generated by the software installed on the Contractor’s Website(s) evidencing the Customer’s receipt of such Services.

13.6.          The Customer agrees to receive from the Contractor (at any time, and without notice) information about the events in the Contractor’s company, the Website’s services, the services offered by the Contractor, as well as other information, including advertising, to the e-mail address specified by the Customer upon its registration on the Website, and the e-mail addresses of its employees having Profiles on the Website.

13.7.          The Customer acknowledges that its giving a command (by clicking or pressing a key, entering information, etc.) through a special user interface on the Website (the Customer’s page on the Website) under its Profile shall mean by implication its Activation, approval of the name, the contents, the price and the availability time of the Services, or other actions associated with the Customer (all actions conducted under the Customer’s Profile shall be the actions of the Customer, serving as the compelling evidence of the Customer’s intention to perform such actions).

14.              Contractor’s Details

HeadHunter Limited Liability Company

Location: ul. Godovikova 9, build. 10, Moscow 129085

INN 7718620740

KPP 771701001

operating account: [***]

with [***]

corr. acc.   [***]

BIK [***]

OGRN 1067761906805

ОКАТО 45263591000

OKVED 74.50.2 74.40 74.84 74.14 92.40

Signed by the Contractor

Under power of attorney

Managing Director	/M. A. Zhukov/

Power of Attorney No. 16/085

dated November 25, 2016

Prepared by

N. V. Dubovik